Veeco Instruments Inc.
Annual Report on Form 10-K for the Year Ended December 31, 2003
Exhibit 21.1—Subsidiaries of the Registrant

Subsidiary U.S. Subsidiaries	Jurisdiction of Organization
Veeco AII Inc. (formerly Advanced Imaging, Inc.)	CA
Veeco Compound Semiconductor Inc. (formerly Veeco St. Paul Inc. and, prior thereto, Applied Epi, Inc.)	MN
Veeco Ft. Collins Inc. (formerly Ion Tech, Inc.)	CO
Veeco Metrology, LLC	DE
Veeco Rochester Inc. (formerly CVC Products, Inc.)	DE
Veeco Tucson Inc. (formerly Wyko Corporation)	AZ
Foreign Subsidiaries
Nihon Veeco K.K.	Japan
Veeco Asia Pte. Ltd.	Singapore
Veeco Instruments GmbH	Germany
Veeco Instruments Limited	England
Veeco Instruments S.A.S.	France
Veeco Korea Inc.	Korea
Veeco Instruments Shanghai Co. Ltd.	China
Veeco Taiwan Inc.	Taiwan